Exhibit 99.1

Dell Reports Strong Second Quarter Financial Results Driven by Enterprise Solutions and Services

  Enterprise solutions and services revenue up 4 percent to $4.6 billion
  Operating income for the first half of FY12 up more than 50 percent
  Earnings per share of 48 cents (GAAP) and 54 cents (non-GAAP) up 71 and 69 percent, respectively
  Cash flow from operations in the quarter a record $2.4 billion, more than $5.2 billion for last four quarters

ROUND ROCK, Texas--(BUSINESS WIRE)--August 16, 2011--Dell’s investment in differentiated enterprise solutions and services continued to drive substantial gains in the company’s profitability in the fiscal second quarter as operating income rose significantly on a 1 percent revenue increase.

Dell’s mid-market design focus on next-generation computing solutions and intelligent data management; services, security and cloud; and end-user computing is driving the shift in the company’s mix to a higher-value portfolio and resulting in sustainable, improved results. The company’s GAAP operating income of 7.7 percent of revenue year to date and 7.3 percent of revenue over the past four quarters is in line with its long-term value creation framework goal of more than 7 percent.

Growth in enterprise businesses highlighted the quarter. Solid demand for Dell’s server, storage and services portfolio reflects increasing customer preference for the company’s highly capable, affordable and flexible solutions and services. Dell continues to make prudent investments to develop and acquire industry-leading systems management, storage, security and networking intellectual property. Dell is also increasing investment levels in sales and go-to-market capabilities. These investments contributed to the solid operating income and strong cash-flow generation in the quarter and first half.

Results:

  Revenue in the quarter was $15.7 billion, up 1 percent over last year and 4 percent sequentially.
  GAAP earnings per share was 48 cents, up 71 percent; non-GAAP EPS was 54 cents, up 69 percent. Vendor settlements resulted in approximately $70 million in benefit in the quarter that increased non-GAAP gross margins 50 basis points and non-GAAP earnings per share by 4 cents.
  GAAP operating income was $1.1 billion, or 7.3 percent of revenue. Non-GAAP operating income was $1.3 billion, or 8.5 percent of revenue.
  Cash flow from operations was $2.4 billion for the quarter and $5.2 billion over the last four quarters. Dell ended the quarter with a record high $16.2 billion in cash and investments and repurchased $1.1 billion in stock in the quarter.

Fiscal-Year 2012 Second Quarter and Half Year Highlights

	Second Quarter			Fiscal Year First Half
(in millions)	FY12	FY11	Change	FY12	FY11	Change
Revenue	$15,658	$15,534	1%	$30,675	$30,408	1%

Operating Income (GAAP)	$1,146	$745	54%	$2,358	$1,264	87%
Net Income (GAAP)	$890	$545	63%	$1,835	$886	107%
EPS (GAAP)	$0.48	$0.28	71%	$0.97	$0.45	116%

Operating Income (non-GAAP)	$1,328	$872	52%	$2,704	$1,696	59%
Net Income (non-GAAP)	$1,006	$629	60%	$2,056	$1,213	69%
EPS (non-GAAP)	$0.54	$0.32	69%	$1.08	$0.62	74%

Information about Dell’s use of non-GAAP financial information is provided under “Non-GAAP Financial Measures” below. Non-GAAP financial information excludes costs related primarily to the amortization of purchased intangibles, severance and facility-action costs, certain settlement costs and acquisition-related charges. All comparisons in this press release are year over year unless otherwise noted.

Strategic Highlights:

  Revenue for Dell’s commercial business was $12.8 billion, up 6 percent sequentially and 1 percent from a year ago.
  Enterprise solutions and services revenue grew 4 percent to $4.6 billion in the quarter and represents 35 percent of Dell’s commercial revenue. Servers and networking revenue increased 9 percent year over year.
  Dell Services revenue grew 6 percent to $2 billion. Dell’s total value of new services contracts signed in the last quarter is $1 billion and $1.3 billion year-to-date; and services backlog is now $15.4 billion up 11 percent from a year ago. Demand for Dell SecureWorks managed services offerings continued to expand, with more than 200 customers added during the quarter.
  Dell-owned storage technology grew 15 percent in the quarter. The benefits of Dell’s mid-market design focus are evident in the success of EqualLogic, which continues to be a highly profitable line of storage products. In addition, revenue in the company’s Compellent storage business grew 97 percent sequentially, after closing the acquisition in Q1.
  The launch of Dell EqualLogic FS7500 during the quarter brings the first scale-out NAS and unified storage capabilities to the Dell EqualLogic platform. The FS7500 provides up to 10 times more file share scalability than legacy unified storage offerings. It is the industry’s only scale-out solution optimized for mid-sized and smaller deployments. Dell also announced its next-generation Dell EqualLogic software, which includes enhanced, enterprise-class storage capability and automated load balancing.
  Dell KACE, which added 600 new customers during Q2, also launched a significant addition to its portfolio of systems management solutions. The M300 Asset Management Appliance is the first desktop-management product designed specifically for small businesses with 20–200 employees, and demonstrates Dell’s commitment to mid-market design.
  Dell expects to close its acquisition of Force10 Networks in the third quarter. Force10 Networks is a leader in high-performance data center networking capabilities that complement and extend Dell’s data center solutions portfolio, enabling the company to address a broader range of customer needs with Dell intellectual property.
  Dell’s core business remains healthy. Revenue for client products – desktop and laptop computers – was up sequentially 6 percent to $8.5 billion driven by seasonal strength in Public.

Business Units and Regions:

  Large Enterprise had $4.6 billion of revenue, up 1 percent from a year ago on strong demand for servers and services. Operating income was $448 million, or 9.8 percent of revenue. Enterprise solutions and services revenue was $1.9 billion, a 3 percent sequential increase. Revenue from client products grew 1 percent for the year and 4 percent sequentially.
  Public had record operating income of $484 million or 10.9 percent of revenue. Revenue was $4.5 billion, up 18 percent sequentially and down 3 percent for the year. Enterprise solutions and services revenue was up 7 percent sequentially. Client product revenue increased 34 percent sequentially.
  Small and Medium Business had revenue of $3.7 billion, up 5 percent. Operating income was $404 million or 10.9 percent of revenue. Enterprise solutions and services revenue was up 16 percent, driven by a gain in servers of 17 percent; services of 17 percent, and storage of 11 percent.
  Consumer revenue was $2.9 billion, a 1 percent increase, with revenue for laptops and desktops up 4 percent. Operating income was $73 million or 2.5 percent of revenue.
  Growth countries outside of the U.S. and Canada, Western Europe and Japan increased revenue 14 percent over the previous year and now account for 28 percent of Dell’s total revenue. Specifically, India and China were up 21 and 20 percent, respectively.

Quotes:

Michael Dell, chairman and chief executive officer: “We continue to see great momentum in the high-growth areas of our business, which is a direct reflection of the discipline and strong execution our global Dell team is applying to help solve real-world challenges for our customers. We’re creating efficiency across every step of the IT value chain and ultimately enabling all customers—from home users to large businesses and government organizations—to achieve the outcomes that matter most to them.”

Brian Gladden, chief financial officer: “Our results for the first half of the fiscal year reflect our commitments and are enabling us to accelerate the reshaping of our portfolio while delivering substantially higher operating income. We’re maintaining our focus on developing higher-value solutions and services to drive stronger profitability and smartly manage a balance of growth, increased operating income and cash flow.”

Company Outlook:

Dell is focused on delivering IT solutions that provide both efficiency and flexibility, as the company aligns its business with large and faster growing markets, and creates a broader base of recurring revenue streams with higher profit potential. Based on consistent execution in the first half of the fiscal year, the continued management of lower-margin business and a positive mix shift to Dell intellectual property and higher-valued products, Dell is raising its non-GAAP operating income growth expectation for FY 2012 to 17-23 percent year-over-year from 12-18 percent. Based on strategic decisions to redirect resources from lower- to higher-value solutions and a more uncertain demand environment, the company also is revising its full-year revenue-growth outlook to 1-5 percent from the previous range of 5-9 percent. In the third quarter, Dell expects to see revenue roughly flat relative to Q2, which is in line with seasonality over the past two years.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services that give them the power to do more. For more information, visit www.dell.com. As previously announced, the second quarter analyst call with Michael Dell, chairman and CEO; Brian Gladden, CFO; and Brad Anderson, senior vice president, Enterprise Solutions Group, will be webcast live today at 4 p.m. CDT and archived at www.dell.com/investor. To monitor highlighted facts from the analyst call, follow on the Dell Investor Relations Twitter account at: http://twitter.com/dellshares or hashtag #DellEarnings. To communicate directly with Dell, go to www.dell.com/dellshares.

Non-GAAP Financial Measures:

This press release includes information about non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share (collectively with non-GAAP gross margin and non-GAAP operating expenses, the “non-GAAP financial measures”), which are not measurements of financial performance prepared in accordance with U.S. generally accepted accounting principles. In the following tables, Dell has provided a reconciliation of each historical non-GAAP financial measure to the most directly comparable GAAP financial measure under the heading “Reconciliation of Non-GAAP Financial Measures” and has presented a detailed discussion of its reasons for including the non-GAAP financial measures and the limitations associated with those measures under the heading “Use of Non-GAAP Financial Measures.” Dell encourages investors to review the reconciliation and the non-GAAP discussion in conjunction with Dell’s presentation of these non-GAAP financial measures.

Special Note on Forward-Looking Statements:

Statements in this press release that relate to future results and events (including statements about Dell’s future financial and operating performance, anticipated customer demand, global market trends, customer market focus, sales structure strategies, enterprise solutions strategies, component costs, cost controls, supply chain improvements, strategic investments and timing of the close of the Force10 Networks acquisition, as well as the financial guidance with respect to revenue and non-GAAP operating income) are forward-looking statements and are based on Dell's current expectations. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “confidence,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors, including: intense competition; Dell’s cost-cutting measures; Dell’s ability to effectively manage the growth of its distribution capabilities and add to its product and services offerings; Dell’s ability to effectively manage periodic product and services transitions; weak global economic conditions and instability in financial markets; Dell’s ability to generate substantial non-U.S. net revenue; weak economic conditions and additional regulation affecting Dell’s financial services activities; Dell’s ability to achieve favorable pricing from its vendors; Dell’s ability to deliver consistent quality products and services; Dell’s reliance on third-party suppliers for product components, including reliance on several single-sourced or limited-sourced suppliers; successful implementation of Dell’s acquisition strategy; Dell’s product, customer, and geographic sales mix, and seasonal sales trends; access to the capital markets by Dell or its customers; loss of government contracts; the risk of temporary suspension or debarment from contracting with U.S. federal, state and local governments as a result of settlements of an SEC investigation by Dell and Dell’s Chairman and CEO; customer terminations of or pricing changes in services contracts, or Dell’s failure to perform as it anticipates at the time it enters into services contracts; Dell’s ability to obtain licenses to intellectual property developed by others on commercially reasonable and competitive terms; information technology and manufacturing infrastructure disruptions or breaches of data security; Dell’s ability to hedge effectively its exposure to fluctuations in foreign currency exchange rates and interest rates; counterparty default; unfavorable results of legal proceedings; expiration of tax holidays or favorable tax rate structures, or unfavorable outcomes in tax audits and other compliance matters; Dell’s ability to attract, retain, and motivate key personnel; Dell’s ability to maintain strong internal controls; changing environmental and safety laws; the effect of armed hostilities, terrorism, natural disasters, and public health issues; and other risks and uncertainties discussed in Dell’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended Jan. 28, 2011. In particular, Dell’s expectations with regard to revenue and non-GAAP operating income for the full fiscal year ending Feb. 3, 2012 assume, among other matters, that there is no significant decline in economic conditions generally or demand growth specifically, no significant change in product mix patterns, continued successful management of lower-margin businesses, continued successful demand planning and forecasting, no supply chain disruptions, and no significant adverse component pricing or supply movements. Dell assumes no obligation to update its forward-looking statements.

Consolidated statements of income, financial position and cash flows and other financial data follow.

Dell, EqualLogic and Compellent are trademarks of Dell Inc. Dell disclaims any proprietary interest in the marks and names of others.

DELL INC.
Condensed Consolidated Statement of Income and Related Financial Highlights
(in millions, except per share data and percentages)
(unaudited)

	Three Months Ended			% Growth Rates
	July 29,	April 29,	July 30,
	2011	2011	2010	Sequential	Yr. to Yr.

Net revenue
Products	$12,610	$12,059	$12,645	5%	(0%)
Services, including software related	3,048	2,958	2,889	3%	6%
Net revenue	15,658	15,017	15,534	4%	1%

Cost of net revenue
Products	9,935	9,436	10,931	5%	(9%)
Services, including software related	2,198	2,149	2,017	2%	9%
Total cost of net revenue	12,133	11,585	12,948	5%	(6%)

Gross margin	3,525	3,432	2,586	3%	36%

Selling, general and administrative	2,174	2,025	1,679	7%	29%
Research, development and engineering	205	195	162	5%	27%
Total operating expenses	2,379	2,220	1,841	7%	29%

Operating income	1,146	1,212	745	(5%)	54%

Interest and other, net	(55)	(42)	(49)	(29%)	(12%)
Income before income taxes	1,091	1,170	696	(7%)	57%
Income tax provision	201	225	151	(11%)	33%
Net income	$890	$945	$545	(6%)	63%

Earnings per share:
Basic	$0.48	$0.50	$0.28	(4%)	71%
Diluted	$0.48	$0.49	$0.28	(2%)	71%

Weighted average shares outstanding:
Basic	1,858	1,908	1,952	(3%)	(5%)
Diluted	1,871	1,923	1,960	(3%)	(5%)

Percentage of Total Net Revenue:
Gross margin	22.5%	22.9%	16.6%
Selling, general and administrative	13.9%	13.5%	10.8%
Research and development	1.3%	1.3%	1.0%
Operating expenses	15.2%	14.8%	11.8%
Operating income	7.3%	8.1%	4.8%
Income before income taxes	7.0%	7.8%	4.5%
Net income	5.7%	6.3%	3.5%
Income tax rate	18.4%	19.2%	21.7%

Net Revenue by Product Category:
Servers and Networking	$2,054	$1,973	$1,890	4%	9%
Storage	502	481	624	4%	(20%)
Services	2,036	1,984	1,915	3%	6%
Software and Peripherals	2,569	2,567	2,535	0%	1%
Mobility	4,761	4,716	4,700	1%	1%
Desktop PCs	3,736	3,296	3,870	13%	(3%)
Consolidated net revenue	$15,658	$15,017	$15,534	4%	1%

Percentage of Total Net Revenue:
Servers and Networking	13%	13%	12%
Storage	3%	3%	4%
Services	13%	13%	12%
Software and Peripherals	16%	17%	17%
Mobility	31%	32%	30%
Desktop PCs	24%	22%	25%

Net Revenue by Global Segment:
Large Enterprise	$4,584	$4,477	$4,549	2%	1%
Public	4,457	3,767	4,580	18%	(3%)
Small and Medium Business	3,709	3,768	3,535	(2%)	5%
Consumer	2,908	3,005	2,870	(3%)	1%
Consolidated net revenue	$15,658	$15,017	$15,534	4%	1%

Percentage of Total Net Revenue:
Large Enterprise	29%	30%	29%
Public	28%	25%	30%
Small and Medium Business	24%	25%	23%
Consumer	19%	20%	18%

Consolidated Operating Income:
Large Enterprise	$448	$504	$288
Public	484	370	369
Small and Medium Business	404	463	323
Consumer	73	136	(21)
Segment operating income	1,409	1,473	959
Severance and facility actions	-	(19)	(24)
Broad based long-term incentives	(81)	(97)	(87)
Amortization of intangible assets	(95)	(92)	(87)
Acquisition-related	(87)	(53)	(16)
Other	-	-	-
Consolidated operating income	$1,146	$1,212	$745

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

DELL INC.
Condensed Consolidated Statement of Income and Related Financial Highlights
(in millions, except per share data and percentages)
(unaudited)

	Six Months Ended		% Growth Rates
	July 29,	July 30,
	2011	2010	Yr. to Yr.

Net revenue
Products	$24,669	$24,731	(0%)
Services, including software related	6,006	5,677	6%
Net revenue	30,675	30,408	1%

Cost of net revenue
Products	19,371	21,316	(9%)
Services, including software related	4,347	3,990	9%
Total cost of net revenue	23,718	25,306	(6%)

Gross margin	6,957	5,102	36%

Selling, general and administrative	4,199	3,509	20%
Research, development and engineering	400	329	22%
Total operating expenses	4,599	3,838	20%

Operating income	2,358	1,264	87%

Interest and other, net	(97)	(117)	17%
Income before income taxes	2,261	1,147	97%
Income tax provision	426	261	63%
Net income	$1,835	$886	107%

Earnings per share:
Basic	$0.97	$0.45	116%
Diluted	$0.97	$0.45	116%

Weighted average shares outstanding:
Basic	1,883	1,956	(4%)
Diluted	1,897	1,967	(4%)

Percentage of Total Net Revenue:
Gross margin	22.7%	16.8%
Selling, general and administrative	13.7%	11.5%
Research and development	1.3%	1.1%
Operating expenses	15.0%	12.6%
Operating income	7.7%	4.2%
Income before income taxes	7.4%	3.8%
Net income	6.0%	2.9%
Income tax rate	18.8%	22.8%

Net Revenue by Product Category:
Servers and Networking	$4,027	$3,675	10%
Storage	983	1,178	(17%)
Services	4,020	3,806	6%
Software and Peripherals	5,136	5,031	2%
Mobility	9,477	9,263	2%
Desktop PCs	7,032	7,455	(6%)
Consolidated net revenue	$30,675	$30,408	1%

Percentage of Total Net Revenue:
Servers and Networking	13%	12%
Storage	3%	4%
Services	13%	12%
Software and Peripherals	17%	17%
Mobility	31%	30%
Desktop PCs	23%	25%

Net Revenue by Global Segment:
Large Enterprise	$9,061	$8,795	3%
Public	8,224	8,436	(3%)
Small and Medium Business	7,477	7,059	6%
Consumer	5,913	6,118	(3%)
Consolidated net revenue	$30,675	$30,408	1%

Percentage of Total Net Revenue:
Large Enterprise	30%	29%
Public	27%	28%
Small and Medium Business	24%	23%
Consumer	19%	20%

Consolidated Operating Income:
Large Enterprise	$952	$571
Public	854	667
Small and Medium Business	867	636
Consumer	209	(4)
Segment operating income	2,882	1,870
Severance and facility actions	(19)	(81)
Broad based long-term incentives	(178)	(174)
Amortization of intangible assets	(187)	(175)
Acquisition-related	(140)	(36)
Other(1)	-	(140)
Consolidated operating income	$2,358	$1,264

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Other for the six months ended July 30, 2010 includes amounts for the $100 million settlement of the SEC investigation and a $40 million settlement for a securities litigation matter.

DELL INC.
Condensed Consolidated Statement of Financial Position and Related Financial Highlights
(in millions, except for "Ratios")
(unaudited)

	July 29,	April 29,	July 30,
	2011	2011	2010
Assets:
Current assets:
Cash and cash equivalents	$14,623	$14,061	$11,694
Short-term investments	509	418	744
Accounts receivable, net	6,752	6,196	6,565
Financing receivables, net	3,385	3,205	3,272
Inventories, net	1,346	1,276	1,372
Other current assets	3,043	3,217	3,562
Total current assets	29,658	28,373	27,209
Property, plant and equipment, net	2,064	1,987	1,980
Investments	1,048	762	633
Long-term financing receivables, net	1,252	1,123	622
Goodwill	5,431	5,406	4,264
Purchased intangible assets, net	1,866	1,941	1,638
Other non-current assets	285	196	294
Total assets	$41,604	$39,788	$36,640

Liabilities and Equity:
Current liabilities:
Short-term debt	$1,316	$816	$1,627
Accounts payable	11,628	10,442	12,465
Accrued and other	3,823	3,590	3,812
Short-term deferred services revenue	3,427	3,282	3,009
Total current liabilities	20,194	18,130	20,913
Long-term debt	6,424	6,794	3,623
Long-term deferred services revenue	3,723	3,608	3,311
Other non-current liabilities	2,927	2,886	2,632
Total liabilities	33,268	31,418	30,479
Stockholders' equity	8,336	8,370	6,161
Total liabilities and equity	$41,604	$39,788	$36,640

Ratios:
Days of sales outstanding (1)	42	40	41
Days supply in inventory	10	10	10
Days in accounts payable	(86)	(81)	(87)
Cash conversion cycle	(34)	(31)	(36)

Average total revenue/unit (approximate)	$1,350	$1,380	$1,340

Note: Ratios are calculated based on underlying data in thousands.

(1) Days of sales outstanding (“DSO”) is based on the ending net trade receivables and most recent quarterly revenue for each period. DSO includes the effect of product costs related to customer shipments not yet recognized as revenue that are classified in the other current assets. At July 29, 2011, April 29, 2011, and July 30, 2010, DSO and days of customer shipments not yet recognized were 39 and 3 days, 37 and 3 days, 38 and 3 days, respectively.

DELL INC.
Condensed Consolidated Statements of Cash Flows
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$890	$545	$1,835	$886
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	230	264	446	511
Stock-based compensation	82	80	181	156
Effects of exchange rate changes on monetary assets and liabilities denominated in foreign currencies	(9)	7	(9)	37
Deferred Income Taxes	7	(24)	(56)	(55)
Provision for doubtful accounts - including financing receivables	70	95	117	217
Other	5	4	-	4
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(566)	(777)	(95)	(896)
Financing receivables	(100)	(205)	(79)	(413)
Inventories	(69)	(186)	(31)	(318)
Other assets	97	(33)	207	36
Accounts payable	1,186	1,109	261	1,131
Deferred services revenue	212	193	403	265
Accrued and other liabilities	339	263	(341)	12
Change in cash from operating activities	2,374	1,335	2,839	1,573

Cash flows from investing activities:
Investments:
Purchases	(541)	(713)	(781)	(1,063)
Maturities and sales	210	669	432	838
Capital expenditures	(159)	(145)	(296)	(191)
Proceeds from sale of facility and land	-	18	12	18
Collections on purchased financing receivables	68	-	135	-
Acquisition of business, net of cash received	(428)	(89)	(1,901)	(222)
Change in cash from investing activities	(850)	(260)	(2,399)	(620)

Cash flows from financing activities:
Repurchase of common stock	(1,130)	(200)	(1,580)	(400)
Issuance of common stock under employee plans	19	2	29	9
Issuance (repayment) of commercial paper (maturity 90 days or less), net	-	490	-	724
Proceeds from debt	503	341	2,433	609
Repayments of debt	(370)	(253)	(693)	(819)
Other	(1)	(1)	2	2
Change in cash from financing activities	(979)	379	191	125

Effect of exchange rate changes on cash and cash equivalents	17	(15)	79	(19)

Change in cash and cash equivalents	562	1,439	710	1,059

Cash and cash equivalents at beginning of period	14,061	10,255	13,913	10,635
Cash and cash equivalents at end of period	$14,623	$11,694	$14,623	$11,694

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

The tables on the following pages set forth, for the periods indicated, a reconciliation of non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share (collectively, the “non-GAAP financial measures”) to the most comparable GAAP financial measures. These non-GAAP financial measures may not be directly comparable to similarly titled measures reported by other companies. See “Use of Non-GAAP Financial Measures” following the tables for additional information regarding Dell’s reasons for including the non-GAAP financial measures and for material limitations with respect to the usefulness of these measures.

DELL INC.
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data and percentages)
(unaudited)

	Three Months Ended			% Growth Rates
	July 29,	April 29,	July 30,
	2011	2011	2010	Sequential	Yr. to Yr.

GAAP gross margin	$3,525	$3,432	$2,586	3%	36%

Non-GAAP adjustments:
Amortization of intangibles	74	71	70
Severance and facility actions	-	5	14
Acquisition-related	26	3	1
Non-GAAP gross margin	$3,625	$3,511	$2,671	3%	36%

GAAP operating expenses	$2,379	$2,220	$1,841	7%	29%

Non-GAAP adjustments:
Amortization of intangibles	(21)	(21)	(17)
Severance and facility actions	-	(14)	(10)
Acquisition-related	(61)	(50)	(15)
Non-GAAP operating expenses	$2,297	$2,135	$1,799	8%	28%

GAAP operating income	$1,146	$1,212	$745	(5%)	54%

Non-GAAP adjustments:
Amortization of intangibles	95	92	87
Severance and facility actions	-	19	24
Acquisition-related	87	53	16
Non-GAAP operating income	$1,328	$1,376	$872	(3%)	52%

GAAP net income	$890	$945	$545	(6%)	63%

Non-GAAP adjustments:
Amortization of intangibles	95	92	87
Severance and facility actions	-	19	24
Acquisition-related	87	53	16
Aggregate adjustment for income taxes	(66)	(59)	(43)
Non-GAAP net Income	$1,006	$1,050	$629	(4%)	60%

GAAP earnings per share - diluted	$0.48	$0.49	$0.28	(2%)	71%
Non-GAAP adjustments per share - diluted	0.06	0.06	0.04
Non-GAAP earnings per share - diluted	$0.54	$0.55	$0.32	(2%)	69%

GAAP Diluted WAS	1,871	1,923	1,960

Percentage of Total Net Revenue:

GAAP gross margin	22.5%	22.9%	16.6%
Non-GAAP adjustment	0.7%	0.5%	0.6%
Non-GAAP gross margin	23.2%	23.4%	17.2%

GAAP operating expenses	15.2%	14.8%	11.8%
Non-GAAP adjustment	(0.5%)	(0.6%)	(0.2%)
Non-GAAP operating expenses	14.7%	14.2%	11.6%

GAAP operating income	7.3%	8.1%	4.8%
Non-GAAP adjustment	1.2%	1.1%	0.8%
Non-GAAP operating income	8.5%	9.2%	5.6%

GAAP net income	5.7%	6.3%	3.5%
Non-GAAP adjustment	0.7%	0.7%	0.5%
Non-GAAP net income	6.4%	7.0%	4.0%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

DELL INC.
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share data and percentages)
(unaudited)

	Six Months Ended		% Growth Rates
	July 29,	July 30,
	2011	2010	Yr. to Yr.

GAAP gross margin	$6,957	$5,102	36%

Non-GAAP adjustments:
Amortization of intangibles	145	138
Severance and facility actions	5	43
Acquisition-related	29	2
Non-GAAP gross margin	$7,136	$5,285	35%

GAAP operating expenses	$4,599	$3,838	20%

Non-GAAP adjustments:
Amortization of intangibles	(42)	(37)
Severance and facility actions	(14)	(38)
Acquisition-related	(111)	(34)
Other(1)	-	(140)
Non-GAAP operating expenses	$4,432	$3,589	23%

GAAP operating income	$2,358	$1,264	87%

Non-GAAP adjustments:
Amortization of intangibles	187	175
Severance and facility actions	19	81
Acquisition-related	140	36
Other(1)	-	140
Non-GAAP operating income	$2,704	$1,696	59%

GAAP net income	$1,835	$886	107%

Non-GAAP adjustments:
Amortization of intangibles	187	175
Severance and facility actions	19	81
Acquisition-related	140	36
Other(1)	-	140
Aggregate adjustment for income taxes	(125)	(105)
Non-GAAP net Income	$2,056	$1,213	69%

GAAP earnings per share - diluted	$0.97	$0.45	116%
Non-GAAP adjustments per share - diluted	0.11	0.17
Non-GAAP earnings per share - diluted	$1.08	$0.62	74%

GAAP Diluted WAS	1,897	1,967

Percentage of Total Net Revenue:

GAAP gross margin	22.7%	16.8%
Non-GAAP adjustment	0.6%	0.6%
Non-GAAP gross margin	23.3%	17.4%

GAAP operating expenses	15.0%	12.6%
Non-GAAP adjustment	(0.6%)	(0.8%)
Non-GAAP operating expenses	14.4%	11.8%

GAAP operating income	7.7%	4.2%
Non-GAAP adjustment	1.1%	1.4%
Non-GAAP operating income	8.8%	5.6%

GAAP net income	6.0%	2.9%
Non-GAAP adjustment	0.7%	1.1%
Non-GAAP net income	6.7%	4.0%

Note: Percentage growth rates and ratios are calculated based on underlying data in thousands.

(1) Other for the six months ended July 30, 2010 includes amounts for the $100 million settlement of the SEC investigation and a $40 million settlement for a securities litigation matter.

USE OF NON-GAAP FINANCIAL MEASURES

Dell uses non-GAAP financial measures to supplement the financial information presented on a GAAP basis. Dell believes that excluding certain items from Dell’s GAAP results allows Dell’s management to better understand Dell’s consolidated financial performance from period to period and in relationship to the operating results of Dell’s segments, as management does not believe that the excluded items are reflective of Dell's underlying operating performance. Dell also believes that excluding certain items from Dell’s GAAP results allows Dell’s management to better project Dell’s future consolidated financial performance because Dell’s forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, Dell believes these non-GAAP financial measures will provide investors with useful information to help them evaluate Dell's operating results by facilitating an enhanced understanding of Dell's operating performance, and enabling them to make more meaningful period to period comparisons. Non-GAAP operating income growth as projected for Fiscal 2012, which is a forward looking non-GAAP financial measure, excludes acquisition-related charges, and amortization of purchased intangible assets related to acquisitions, some of which Dell cannot forecast with certainty or accuracy due to their inherently indefinite and contingent nature, thereby preventing Dell from reconciling its projections to GAAP. The historical non-GAAP financial measures, as defined by Dell, represent the comparable GAAP measures adjusted to exclude these same items as well as amounts for severance and facility charges, which were incurred in periods prior to the second quarter of Fiscal 2012, and the settlements related to the SEC investigation and a securities litigation matter, which were both incurred during the first quarter of Fiscal 2011. Dell provides more detail below regarding each of these items and our reasons for excluding them. In future fiscal periods, Dell expects that it may again exclude such items and may incur income and expenses similar to these excluded items. Accordingly, the exclusion of these items and other similar items in Dell’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent, or unusual.

The non-GAAP financial measures for the periods indicated in the tables above reflect adjustments related to the following items:

  Acquisition-related Costs -- Acquisition-related charges are expensed as incurred and consist primarily of retention payments, integration costs, and other costs. Starting in the second quarter of Fiscal 2012, all severance and facility charges related to acquisitions are also included in acquisition-related costs. Previously, these costs were included in a separate caption for severance and facility actions described below. Acquisition-related severance and facility costs were not significant in prior periods. Retention payments include stock-based compensation and cash incentives awarded to employees, which are recognized over the vesting period. Integration costs include IT costs related to the integration of IT systems and processes, costs related to the integration of employees, costs related to full-time employees who are working on the integration, and consulting expenses. Acquisition-related charges are inconsistent in amount and are significantly impacted by the timing and nature of acquisitions. Therefore, although Dell may incur these types of expenses in connection with future acquisitions, Dell believes eliminating acquisition-related charges for purposes of calculating the non-GAAP financial measures facilitates a more meaningful evaluation of Dell’s current operating performance and comparisons to Dell’s past operating performance.
  Amortization of Intangible Assets -- Amortization of purchased intangible assets consists primarily of amortization of customer relationships, customer lists, acquired technology, trade names, and non-compete covenants purchased in connection with business acquisitions. Dell incurs charges relating to the amortization of these intangibles, and those charges are included in Dell’s consolidated financial statements. Amortization charges for Dell’s purchased intangible assets are inconsistent in amount and are significantly impacted by the timing and magnitude of Dell’s acquisitions. Consequently, Dell excludes these charges for purposes of calculating the non-GAAP financial measures to facilitate a more meaningful evaluation of Dell’s current operating performance and comparisons to Dell’s past operating performance.
  Severance and Facility Actions -- Severance and facility action costs primarily relate to facilities charges including accelerated depreciation and severance and benefits for employees terminated pursuant to actions taken as part of a comprehensive review of costs, which started in Fiscal 2009, and exclude any routine workforce reductions. These activities are substantially complete. As such, starting in the second quarter of Fiscal 2012, only charges for severance and facility actions associated with cost synergies related to strategic acquisitions are being excluded for the purposes of calculating the non-GAAP financial measures and will be included in acquisition-related costs discuss above. Dell excludes these severance and facility action costs for purposes of calculating the non-GAAP financial measures because it believes that these historical costs do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of Dell’s current operating performance or comparisons to Dell’s past operating performance.
  Other Fees and Settlements -- Dell also adjusts its GAAP results for certain settlements. For the first quarter of Fiscal 2011, Dell recorded a $100 million settlement amount for the SEC investigation into certain of Dell's accounting and financial matters, which was initiated in 2005, and also incurred $40 million for a securities litigation class action lawsuit that was filed against Dell during Fiscal 2007. Dell is excluding these settlements from the operating results of Fiscal 2011 for the purpose of calculating the non-GAAP financial measures because it believes these settlements are outside Dell’s ordinary course of business and do not contribute to a meaningful evaluation of Dell’s current operating performance.
  The aggregate adjustment for income taxes is the estimated combined income tax effect for the adjustments mentioned above. The tax effects are determined based on the tax jurisdictions where the costs were incurred.

There are limitations to the use of non-GAAP financial measures. Dell's non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in Dell’s industry, may calculate the non-GAAP financial measures differently than Dell does, limiting the usefulness of those measures for comparative purposes. In addition, items such as amortization of purchased intangible assets represent the loss in value of intangible assets over time. The expense associated with this loss in value is not included in the non-GAAP financial measures and such measures, therefore, do not reflect the full economic effect of such loss. Further, items such as severance and facility action costs and acquisition expenses that are excluded from the non-GAAP financial measures can have a material impact on earnings. Dell’s management compensates for the foregoing limitations by relying on Dell’s GAAP results and using non-GAAP financial measures supplementally or for projections when comparable GAAP measures are not available. The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as substitutes for gross margin, operating expenses, operating income, net income, and earnings per share prepared in accordance with GAAP and should be read only in conjunction with financial information presented on a GAAP basis. Dell provides detailed reconciliations of each historical non-GAAP financial measure to its most directly comparable GAAP measure within the financial information included with this press release and in other written materials that include such non-GAAP historical financial measures, and Dell encourages investors to review the reconciliations in conjunction with the presentation of any historical non-GAAP financial measures.

CONTACT:
Dell
Media Contacts: 512-728-4100
David Frink, 512-728-2678
david_frink@dell.com
or
Jess Blackburn, 512-728-8295
jess_blackburn@dell.com
or
Investor Relations Contacts:
Robert Williams, 512-728-7570
robert_williams@dell.com
or
Frank Molina, 512-723-5116
frank_molina@dell.com
or
David Mehok, 512-728-4225
david_mehok@dell.com